Exhibit 99.1
FOR IMMEDIATE RELEASE
PAYCHEX ELECTS NEW BOARD MEMBER
Joseph M. Velli, chairman and CEO of BNY ConvergEx Group, LLC, is experienced financial services executive and 20-year veteran of The Bank of New York
Rochester, NY (January 24, 2007) — Paychex, Inc. today announced that the Paychex Board of Directors has elected Joseph M. Velli as a board member.
Mr. Velli is chairman and chief executive officer of BNY ConvergEx Group, LLC, a leading global agency brokerage and technology company offering a comprehensive suite of investment services. BNY ConvergEx Group was formed in October 2006 by The Bank of New York Company (BNY), Eze Castle Software LLC and GTCR Golder Rauner, LLC, a private equity firm. Velli’s extensive experience in the financial services industry includes more than 20 years at The Bank of New York Company, Inc. Prior to becoming chairman and CEO of BNY ConvergEx Group, Mr. Velli was head of BNY Securities Group and senior executive vice president of The Bank of New York, and a member of the bank’s executive committee. Mr. Velli was a director of various subsidiaries of The Bank of New York and a member of several internal management committees, including audit, technology oversight, investment product review, and crisis management.
“Joe is a very experienced and successful senior executive whose expertise in the financial services sector will be a great asset to Paychex,” said Jonathan J. Judge, president and CEO of Paychex, Inc. “His large public company experience, combined with his exposure to board-level issues and proceedings as a CEO, make him a valuable addition to the Paychex Board of Directors.”
During his tenure with The Bank of New York, Mr. Velli’s responsibilities also included leading the bank’s consumer banking activities, worldwide securities services, custody administration, and the bank’s global marketing and sales group.
Mr. Velli established The Bank of New York’s depositary receipt business when he joined the bank in 1984 as an assistant vice president. His advancement in bank management and professional accomplishments include being elected an executive vice president in 1992, the youngest individual to attain that position in the bank’s history.
Mr. Velli holds a Masters of Business Administration in finance from Fairleigh Dickinson University and a Bachelor of Arts in accounting from William Paterson University of New Jersey.
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Paychex Elects New Board Member

January 24, 2007
About Paychex
Paychex, Inc. (NASDAQ:PAYX) is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 543,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.
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For more information, contact:

Investor Relations:
John Morphy, CFO, or Terri Allen	(585) 383-3406

Media Relations:
Laura Saxby Lynch Corporate Communications Manager	(585) 383-3074 or lsaxbylynch@paychex.com